EXHIBIT 99.2

PRESS RELEASE

            LAWRENCE FINANCIAL HOLDINGS, INC. ANNOUNCES CASH DIVIDEND

IRONTON,  Ohio--Feb. 13, 2004--Lawrence Financial Holdings, Inc. - Ironton, Ohio


The Board of Directors of Lawrence Financial Holdings, Inc. today declared a cash dividend for the quarter ending March 31, 2004 of $0.07 per share to stockholders of record on March 05, 2004. Payment of the cash dividend will be made on March 31, 2004.

Lawrence Financial Holdings, Inc. is the holding company for Lawrence Federal Savings Bank, a federally chartered savings bank headquartered in Ironton, Ohio. Lawrence Federal operates a total of five full-service banking offices with locations in Ironton, Chesapeake, South Point, Rome and Wheelersburg in southeastern Ohio.

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Contact:

        Lawrence Financial Holdings, Inc.
        Jack Blair or RobRoy Walters, 740-532-0263
        Fax: 740-532-1885